Schedule A
Dated July 30, 2019
To The
Expense Limitation Agreement
Dated July 29, 2013
Between
Touchstone Strategic Trust and Touchstone Advisors, Inc.

FYE 3/31	Class	Expense Limit	Termination Date
Touchstone Flexible Income Fund	A	1.04%	July 30, 2020
	C	1.79%	July 30, 2020
	Y	0.79%	July 30, 2020
	Institutional	0.69%	July 30, 2020
Touchstone Focused Fund	A	1.20%	July 30, 2020
	C	1.95%	July 30, 2020
	Y	0.95%	July 30, 2020
	Institutional	0.83%	July 30, 2020
Touchstone Growth Opportunities Fund	A	1.24%	July 30, 2020
	C	1.99%	July 30, 2020
	Y	0.99%	July 30, 2020
	Institutional	0.89%	July 30, 2020
Touchstone Mid Cap Growth Fund	A	1.39%	July 30, 2020
	C	2.14%	July 30, 2020
	Y	1.14%	July 30, 2020
	Institutional	0.99%	July 30, 2020
Touchstone Sands Capital Emerging Markets Growth Fund	A	1.60%	November 17, 2020
	C	2.35%	November 17, 2020
	Y	1.35%	November 17, 2020
	Institutional	1.25%	November 17, 2020
Touchstone Sustainability & Impact Equity Fund	A	1.17%	July 30, 2020
	C	1.99%	July 30, 2020
	Y	0.90%	July 30, 2020
	Institutional	0.89%	July 30, 2020

This Schedule A to the Expense Limitation Agreement is hereby executed as of the date first set forth above.

TOUCHSTONE STRATEGIC TRUST

By:	/s/ Terrie A. Wiedenheft

Terrie A. Wiedenheft Controller and Treasurer

TOUCHSTONE ADVISORS, INC.

By:	/s/ Steven M. Graziano

Steven M. Graziano President
By:	/s/ Terrie A. Wiedenheft
Terrie A. Wiedenheft
Chief Financial Officer